CTS Corporation
Form 10-Q
First Quarter 2008

EXHIBIT (10)(a)

CTS Corporation
2008-2009 Performance Restricted Stock Unit Plan

SECTION 1.   SUMMARY AND INTERPRETATION: The 2008-2009 Performance Restricted Stock Unit Plan (the "Plan") is intended to provide financial and performance incentives to executive officers and key employees through the use of Restricted Stock Unit awards tied to specific performance incentives that management and the Board believe will be beneficial to the Company and its shareholders over the long-term. The CTS Corporation 2004 Omnibus Long-Term Incentive Plan (the “2004 Omnibus Long-Term Incentive Plan”) is the governing document for the Plan.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2004 Omnibus Long-Term Incentive Plan, as amended. The Plan is subject to the terms and conditions of the 2004 Omnibus Long-term Incentive Plan.  In the event of any inconsistency between the provisions of the Plan and the 2004 Omnibus Long-Term Incentive Plan, the 2004 Omnibus Long-Term Incentive Plan will govern.

SECTION 2.    PHILOSOPHY: The Board of Directors believes that compensation of executive officers and key employees should be partially “at risk” and variable, based in part on the Company’s performance against its peers in the marketplace, as well as the Company’s performance against certain pre-established goals.  The Plan, along with other compensation plans of the Company, is intended to focus the efforts of the Participants on achieving those objectives in order to help ensure the sustained profitability and continual long-term growth of the Company.  The Plan is structured to provide Participants with Restricted Stock Unit Awards based upon achievement of objectives that management and the Board believe are beneficial to the Company and shareholders over the long term.  Therefore, performance will be measured over a two (2) year performance period, and Restricted Stock Units under the Plan will be awarded and earned only after a two (2) year performance period.

SECTION 3.   OBJECTIVES:

•	To attract and retain highly qualified personnel.
•	To motivate improved financial performance, enhanced growth and shareholder value creation.
•	To align the interests of executive officers and key employees of the Company with those of its shareholders.

SECTION 4.    ADMINISTRATION:  The Compensation Committee of the Board of Directors (the “Committee”) shall administer the Plan.  The decision of the Committee shall be final as to the interpretation of the Plan or any rule, procedure or action related thereto.

SECTION 5.    ELIGIBILITY: Only the employees designated by the Committee (the “Participants”) are eligible to participate in the Plan. The Committee has determined that the Participants identified in Exhibit A, attached hereto and incorporated herein by reference, are "Covered Employees" under this Plan.  Awards to Covered Employees shall be subject to the provisions of Section 7 of the 2004 Omnibus Long-Term Incentive Plan.

To receive an Award under the Plan, a Participant must be an active, full-time employee throughout the Performance Period and on the Determination Date, as defined in Section 8.

SECTION 6.    DEFINITIONS:

Award:  means a grant of Restricted Stock Units.

Performance Period: means January 1, 2008 through December 31, 2009.

Performance Goals: means Two Year Sales Growth and Relative Total Stockholder Return.

Two Year Sales Growth: means the 2009 Corporate Sales divided by 2007 Corporate Sales, resulting in the expression of increase or decrease in Corporate Sales as a percentage.

Corporate Sales: means the Company's Net Sales as stated in the Company’s Consolidated Statement of Earnings for the relevant fiscal year.  In determining Awards for Participants who are not Covered Employees, Corporate Sales may be adjusted for unusual conditions, factors or events as determined by the Committee, provided that no such adjustment shall be made for any condition, factor or event which was specifically included in the 2007 CTS Corporation Business Plan or 2008 or 2009 CTS Corporation Business Plans, as applicable.

Total Stockholder Return:  means the appreciation in price of a share of common stock, plus reinvested dividends (paid in cash or other property), between January 1, 2008 and December 31, 2009.

Relative Total Stockholder Return:  means the total stockholder return of the Company between January 1, 2008 and December 31, 2009, relative to the total stockholder return of a Peer Group of 29 entities over that same period.  See Exhibit B for calculation.

Peer Group:  means a benchmark group of 29 companies, the names of which are attached hereto as Exhibit C, as the same may be adjusted from time-to-time in accord with the Peer Group Adjustment Protocol (Exhibit D).

RSU: means a Restricted Stock Unit to be settled upon vesting on the basis of one Share for each Restricted Stock Unit.

Target RSU Incentive: means the number of RSUs assigned to each Participant as a function of his or her position for purposes of calculating Awards.

Award Level: means the multiplier which is applied in calculating an Award based on the level of achievement of a Performance Goal.

Weight: means the percentage of Target RSU Incentive allocated to each Performance Goal.

SECTION 7.     PERFORMANCE GOALS AND CALCULATION OF AWARDS:

The Target RSU Incentive for each Participant is set forth in the 2008-2009 Target RSU Incentive Statement provided to each Participant.

The settlement of an Award for any Participant may be as much as twice the Target RSU Incentive or as little as zero depending upon achieved results.  After the 7% Sales Growth threshold is met, Award Levels for the Two-Year Sales Growth Performance Goal will be interpolated between established steps or levels.  There will be no interpolation of Awards for Sales Growth between 0% and 7%.  Award Levels for the Relative Total Stockholder Return Performance Goal will not be interpolated for performance achievement between any established steps or levels.

The Performance Goals, Weight and Award Levels for the Performance Period are as follows:

Performance Goal No. 1: Two Year Sales Growth
Weight: 40%

Two Year Sales Growth Achievement                                                                                                                   Award Level

Two Year Sales Growth less than 7%                                                                                                                        0% (No Award)

Two Year Sales Growth greater than or equal to 7%, but less than 15%                                                            50% - 99% of Target Award

Two Year Sales Growth greater than or equal to 15%, but less than 23%                                                          100% - 149% of Target Award

Two Year Sales Growth greater than or equal to 23%, but less than 31%                                                          150% - 199% of Target Award

Two Year Sales Growth greater than or equal to 31%,                                                                                          200% of Target Award
•	Above the 7% threshold (below which there will be no Award) actual awards will be interpolated between established sales growth measurements.

Performance Goal No. 2: Relative Total Stockholder Return (“RTSR”)
Weight: 60%

Relative Total Stockholder Return                                                                                                                   Award Level

RTSR less than 30% of Peer Group                                                                                                                   0% (No Award)

RTSR better than or equal to 30% of Peer Group                                                                                           50% of Target Award
but less than or equal to 50% of Peer Group

RTSR better than 50% of Peer Group                                                                                                               100% of Target Award
but less than or equal to 70% of Peer Group

RTSR better than 70% of Peer Group                                                                                                               150% of Target Award
but less than or equal to 90% of Peer Group

RTSR better than 90% of Peer Group                                                                                                               200% of Target Award

•	Awards will not be interpolated between established Award Levels.

Example:

Participant has a Target RSU Incentive of 1,000 shares.

Goal #1:
•	Results – Two Year Sales Growth is 15%.
•	1,000 Target RSU Incentive times 40% (Weight) times 100% Award Level equals 400 RSUs.
Goal #2:
•	Results – RTSR is 51% of Peer Group.
•	1,000 Target RSU Incentive times 60% Weight times 100% Award Level equals 600 RSUs.

 Participant earns 1,000 RSUs.

The Committee may, in its discretion, adjust a Participant’s payout of an Award downward after consideration of other business factors, including overall performance of the Company and the individual Participant’s contribution to Company performance. The Committee may adjust a payout of an Award in its discretion to prevent the enlargement or dilution of the Award because of extraordinary events or circumstances as determined by the Committee.  The Committee shall make no such adjustment with respect to the Award of a Covered Employee, however, if the effect of such adjustment would be to cause the related compensation to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.  In no event shall the reduction of any Participant’s potential Award have the effect of increasing an Award payout payable to a Covered Employee.  For purposes of Section 7(b) of the CTS Corporation 2004 Omnibus Long-term Incentive Plan, Awards shall constitute awards of Performance Shares and no Award to a Covered Employee may result in the Covered Employee receiving more than 125,000 Shares for the Performance Period.

SECTION 8.     APPROVAL AND PAYMENT OF AWARDS:  Participants must remain in continuous employ with the Company throughout the Performance Period, December 31, 2009, and the Determination Date, in order to earn an Award. Upon completion of Performance Period, the Compensation Committee shall certify to what extent the Performance Goals for the Performance Period were met and determine each Participant's Award. The date of such certification and determination shall be the "Determination Date".  The Committee's certification shall be subject to completion of the annual audit and certification of results by the Company's independent auditor.  Awards shall be made in the form of a grant of Restricted Stock Units under the terms and conditions of the form of Restricted Stock Unit Agreement attached hereto as Exhibit E.  Restricted Stock Units granted under the 2008- 2009 Performance Stock Unit Plan will vest on the Determination Date, and shall be settled as soon as practicable after the Determination Date, subject to the exceptions set forth in Exhibit E.

SECTION 9.     NO CONTRACT: The Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.  The Plan shall be approved by the Committee and may be amended from time to time by the Committee without notice.  No Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an Award under this Plan.

EXHIBIT A

COVERED EMPLOYEES

Vinod M. Khilnani

Donald R. Schroeder

EXHIBIT B

Determining Relative Total Stockholder Return

For purposes of calculating Relative Total Stockholder Return (rounding shall be to the nearest tenth of a percent, with all hundredths of a percent equal to or greater than 5 rounded up to the nearest tenth of a percent):

•
Company Return.  For the Performance Period, the Company’s Total Stockholder Return will be a percentage amount determined based on (1) the average closing price of the Shares for the 20 business days immediately preceding the last trading day of the Performance Period (including aggregate dividends for the Performance Period) compared to (2) the average closing price of the Shares for the 20 business days immediately preceding the first trading day of the Performance Period.

•	Peer Return.

For the Performance Period, the Total Stockholder Return for each company in the Peer Group, (each a “Peer”) will be a percentage amount determined based on (1) the closing stock price on the last trading day of the Performance Period (including aggregate dividends for the Performance Period and adjusted for stock splits) compared to (2) the closing stock price on the first trading day of the Performance Period (including aggregate dividends for the Performance Period and adjusted for stock splits.)

•
Company Ranking.  For each Performance Period, the Company’s and each Peer’s Total Stockholder Return will be ranked in decreasing order.  Relative Total Stockholder Return equals the percentile rank (expressed as a percentage) of the Company’s Total Stockholder Return when compared to the rankings, from lowest to highest, of the Total Stockholder Returns of the Peers comprising the Peer Group for the Performance Period.

EXHIBIT C

Peer Group (29 Peers)

NAME	SYMBOL	STOCK EXCHANGE
ArvinMeritor, Inc.	ARM	New York Stock Exchange
AVX Corporation	AVX	New York Stock Exchange
Benchmark Electronics, Inc.	BHE	New York Stock Exchange
BorgWarner Inc.	BWA	New York Stock Exchange
Celestica Inc.	CLS	New York Stock Exchange
EPCOS AG	EPC	New York Stock Exchange
Flextronics International Ltd.	FLEX	Nasdaq Global Select Market
Frequency Electronics, Inc.	FEIM	Nasdaq Global Market
Gentex Corporation	GNTX	Nasdaq Global Select Market
Jabil Circuit, Inc.	JBL	New York Stock Exchange
KEMET Corporation	KEM	New York Stock Exchange
Key Tronic Corporation	KTCC	Nasdaq Global Market
Kimball International, Inc.	KBALB	Nasdaq Global Select Market
LaBarge, Inc.	LB	American Stock Exchange
Lear Corporation	LEA	New York Stock Exchange
LittelFuse, Inc.	LFUS	Nasdaq Global Select Market
Methode Electronics, Inc.	METH	Nasdaq Global Select Market
Molex Incorporated	MOLX	Nasdaq Global Select Market
Plexus Corp.	PLXS	Nasdaq Global Select Market
RF Micro Devices, Inc.	RFMD	Nasdaq Global Select Market
Sanmina-Sci Corporation	SANM	Nasdaq Global Select Market
Sparton Corporation	SPA	New York Stock Exchange
Spectrum Control, Inc.	SPEC	Nasdaq Global Market
Stoneridge, Inc.	SRI	New York Stock Exchange
Sypris Solutions, Inc.	SYPR	Nasdaq Global Market
Technitrol, Inc.	TNL	New York Stock Exchange
Triquint Semiconductors, Inc.	TQNT	Nasdaq Global Select Market
Vishay Intertechnology, Inc.	VSH	New York Stock Exchange
Williams Controls, Inc.	WMCO	Nasdaq Global Market

EXHIBIT D

Peer Group Adjustment Protocol

If, as of the last date of the Performance Period, all of the common equity of any Peer has been delisted from the stock exchange on which any of its common equity was listed as of the date of this Agreement (and all such common equity (or the common equity of a successor to all or substantially all of the business of such Peer) has not been, within 30 days of such delisting, subsequently listed on any of the New York Stock Exchange, the Nasdaq Stock Market LLC, the London Stock Exchange or the American Stock Exchange), then:

•	such Peer will be removed from the Peer Group for purposes of the Performance Period; and

•	the Relative Total Stockholder Return for the Performance Period will be calculated as if such Peer had never been a member of the Peer Group.

For purposes of this Agreement, Peer includes any successor to all or substantially all of the business of an entity as set forth on Exhibit B, whether or not the same legal entity at end of the Performance Period.

If a company files for bankruptcy or is operating under bankruptcy protection, it clearly shows bad performance and will, therefore, stay in the Peer Group as a bottom performer.